Exhibit 10.13

15 December 2006

Peter Welburn

7 Eden Drive

Eatons Hill QLD 4037

Dear Peter

Following the formal annual review of your performance and personal effectiveness, your remuneration has been adjusted taking into account the outcomes of that review, market relativities, your role requirements and other factors. This letter formalizes these adjustments and your remuneration effective for calendar year 2007.

•	From 1 January 2007 your role will include General Manager, Australia.

•	Your base salary (excluding superannuation) for 2007 is to be increased from $185,404 per annum to $200,000 effective 1 January 2007, and increase of 7.9%.

•	An “at-risk” bonus payment of $30,000 or 16.2% of your 2006 base salary will be paid to you based on performance for 2006.

•

As a long term incentive you will be allocated 200,000 Peplin Ltd options under the shareholder approved employee share option plan (ESOP). Subject to your continuing employment with Peplin, these options will vest in three equal annual tranches commencing 1 January 2007. The options will have an expiry date of 31 December 2011. The exercise price is yet to be determined but will be calculated as the volume weighted average price of Peplin’s ordinary shares for the 5 trading days following board approval.

Your other terms and conditions of employment are unchanged. Please note that the contents of this letter are to be treated as confidential.

I would like to take this opportunity to thank you for your personal contribution to Peplin’s success in 2006, and look forward to your continuing support.

Yours sincerely

/s/ Michael Aldridge

Michael Aldridge

Managing Director & CEO